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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )*


                           Spacetec IMC Corporation
         -------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
         -------------------------------------------------------------
                        (Title of Class of Securities)

                                  846281-10-3
         -------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                               Page 1 of 4 Pages
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-----------------------                                  ---------------------
CUSIP NO. 8462281-10-3                  13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gain Family Trust

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,242,590

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,242,590

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,242,590

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      17.16%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 3 of 4 Pages


SCHEDULE 13G

Item 1:    (a) Name of Issuer: Spacetec IMC Corporation


           (b) Address of Issuer's Principal Executive Offices: The Boott Mill, 100 Foot of John Street, Lowell, Massachusetts 01852-9126


Item 2:    (a) Name of Person(s) Filing: Gain Family Trust

           (b) Address of Principal Business Office: 30 Boren Lane
                                                     Boxford, MA 01921

           (c) Citizenship: Massachusetts

           (d) Title of Class of Securities: Common Stock, $0.01

           (e) CUSIP Number: 846281-10-3

Item 3:    Not applicable

Item 4     (a) Amount Beneficially Owned: 1,242,590

           (b) Percent of Class: 17.16%

           (c) Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 1,242,590

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of:
                     1,242,590

               (iv)  shared power to dispose or to direct the disposition of: 0

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Schedule 13G                                                   Page 4 of 4 Pages


Item 5:       Ownership of Five Percent or Less of a Class: Not applicable

Item 6:       Ownership of More than Five Percent on Behalf of Another Person:
              Not applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable

Item 8: Identification and Classification of Members of the Group: Not applicable

Item 9:       Notice of Dissolution of Group: Not applicable

Item 10:      Certification: Not applicable



Date:  February 13, 1997

By: /s/ Dennis T. Gain
-------------------------------
    Dennis T. Gain, Trustee
    for
    Gain Family Trust